FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(626) 279-3652
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES NET INCOME OF $10.2 MILLION FOR
FIRST QUARTER 2009 AND DECLARES CASH DIVIDEND

Los Angeles, Calif., April 23:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the first quarter of 2009.

FINANCIAL PERFORMANCE

	Three months ended March 31,
	2009	2008
Net income	$10.2 million	$27.3 million
Net income available to common stockholders	$6.0 million	$27.3 million
Basic earnings per share	$0.12	$0.55
Diluted earnings per share	$0.12	$0.55
Return on average assets	0.37%	1.07%
Return on average total stockholders' equity	3.21%	10.99%
Efficiency ratio	38.41%	39.11%

FIRST QUARTER HIGHLIGHTS

•
First quarter net income was $10.2 million compared to a net loss of $2.9 million for the fourth quarter of 2008, and compared to net income of $27.3 million in the same quarter a year ago.  First quarter net income available to common stockholders of $6.0 million, which was after the deduction of $4.2 million for dividends on preferred stock, compared to net loss available to common stockholders of $4.0 million for the fourth quarter of 2008.

•
Diluted earnings per share was $0.12 for the first quarter, compared to diluted loss per share of $0.08 in the fourth quarter of 2008, and compared to diluted earnings per share of $0.55 in the same quarter a year ago.

•	Total capital ratio was 14.34% for the quarter ended March 31, 2009, compared to 13.94% at December 31, 2008, and compared to 10.88% for the same quarter end a year ago.
•
Total allowance for credit losses at March 31, 2009 strengthened to 1.87% of total loans with a provision for credit losses of $47.0 million compared to $62.9 million in the fourth quarter of 2008, and compared to $7.5 million the same quarter a year ago.

“Our first quarter results were significantly impacted by the deepening recession and the ongoing slowdown in residential housing, resulting in high credit costs and continued increases in problem assets.  We recorded a provision for credit losses during the first quarter of $47.0 million which increased our allowance for credit losses to 1.87% of total loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

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“During this quarter, our deposits grew by $429 million, or 25% annualized, which allowed us to achieve a net loan to deposit ratio of 99.8% at March 31, 2009.  We expect continued strong deposit growth during the second quarter, especially from our Hong Kong branch,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“Our focus in the year ahead will be on managing through this challenging credit cycle, resolving problem assets and maintaining strong liquidity. We continue to meet the lending and banking needs of our customers while making investments to enable Cathay Bank to continue to grow when the economy recovers,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $70.4 million during the first quarter of 2009, a decline of $4.8 million, or 6.3%, compared to the $75.2 million during the same quarter a year ago.  The decrease was due primarily to the larger decline in earning asset yields compared to rates paid for deposits and borrowings.

The net interest margin, on a fully taxable-equivalent basis, was 2.69% for the first quarter of 2009.  The net interest margin decreased 16 basis points from 2.85% in the fourth quarter of 2008 and decreased 47 basis points from 3.16% in the first quarter of 2008. The decrease in net interest income from the prior year primarily resulted from the increase in the borrowing rate on our long term repurchase agreements and smaller decreases in rates paid on core deposits and other borrowed funds compared to the decreases in the prime rate.  The majority of our variable rate loans contain interest rate floors, which help limit the impact of the recent decreases of the prime interest rate.

For the first quarter of 2009, the yield on average interest-earning assets was 5.26% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 2.98%.  In comparison, for the first quarter of 2008, the yield on average interest-earning assets was 6.46% and cost of funds on average interest-bearing liabilities equaled 3.80%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 38 basis points to 2.28% for the first quarter ended March 31, 2009, from 2.66% for the same quarter a year ago, primarily due to the reasons discussed above.

Provision for credit losses

The provision for credit losses was $47.0 million for the first quarter of 2009 compared to $7.5 million for the first quarter of 2008 and compared to $62.9 million in the fourth quarter of 2008.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2009. The provision for credit losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The following table summarizes the charge-offs and recoveries for the quarters as indicated:

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	For the three months ended March 31,
(In thousands)	2009	2008

Charge-offs:
Commercial loans	$11,078	$251
Construction loans	23,400	4,130
Real estate loans	1,361	175
Real estate- land loans	2,377	339
Total charge-offs	38,216	4,895
Recoveries:
Commercial loans	198	187
Installment and other loans	-	4
Total recoveries	198	191
Net Charge-offs	$38,018	$4,704

Total charge-offs for the first quarter of 2009 included $14.4 million of charge-offs on ten residential construction loan borrowers in California, $5.0 million charge-off on two office building construction loans in California, a $1.3 million charge-off on a residential construction loan in Nevada, a $1.3 million charge-off on a residential construction loan in Texas, and $11.1 million of charge-offs on twenty six commercial loan borrowers.  Net loan charge-offs increased from $30.5 million in the fourth quarter of 2008 to $38.0 million in the first quarter of 2009 and compared to $4.7 million in the first quarter of last year as a result of the continuing weak economy and the decline in residential housing values.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $27.7 million for the first quarter of 2009, an increase of $21.2 million compared to the non-interest income of $6.5 million for the first quarter of 2008. The increase in non-interest income was primarily due to increases in net gains on sale of available-for-sale securities of $22.5 million. Offsetting the increase were a $947,000 decrease in venture capital income, included in other operating income, primarily due to write-downs on venture capital investments.

Non-interest expense

Non-interest expense increased $5.7 million, or 17.9%, to $37.7 million in the first quarter of 2009 compared to $32.0 million in the same quarter a year ago.  The efficiency ratio was 38.41% in the first quarter of 2009 compared to 39.11% for the same period a year ago.

Other real estate owned (“OREO”) expense increased $2.1 million primarily due to a $1.6 million provision for OREO write-down and a $518,000 increase in OREO operating expense in the first quarter of 2009 compared to the same quarter a year ago.  Federal Deposit Insurance Corporation (“FDIC”) and State assessments increased to $2.9 million in the first quarter of 2009 from $291,000 in the same quarter a year ago.  Expense from operations of affordable housing investments increased $873,000 to $1.7 million compared to $0.8 million in the same quarter a year ago as a result of additional investments in affordable housing projects and a higher cash distribution in the same quarter a year ago.  Occupancy expense increased $838,000 primarily due to increases in depreciation expense of $737,000 and relocation expenses of $153,000 related to our new administrative office at 9650 Flair Drive, El Monte which opened in January 2009.  Professional service expense increased $582,000, or 24.4%, due to increases in legal expenses, collection expenses, and information technology consulting expenses.

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Offsetting the above described increases were decreases of $973,000 in salaries and employee benefits and decreases of $348,000 in computer and equipment expense.  Salaries and employee benefits decreased primarily due to a $1.2 million decrease in bonus accruals and a $249,000 decrease in option compensation expense offset by a $476,000 decrease in deferred loan cost.  Computer and equipment expense declined due primarily to a decrease of $366,000 in software license fees as a result of the Company’s new data processing contract.

The Company expects to complete its interim goodwill impairment review prior to the filing of its Quarterly Report on Form 10-Q for the first quarter of 2009.  At this time, the Company does not expect any goodwill impairment as of March 31, 2009.

Income taxes

The effective tax rate was 23.7% for the first quarter of 2009 compared to 35.4% for the same quarter a year ago and compared to 27.9% for the full year 2008.  The decrease in the effective tax rate was primarily due to the lower pretax income in the first quarter of 2009 combined with an increase in low income housing tax credits in 2009.

BALANCE SHEET REVIEW

Total assets decreased by $184.5 million, or 1.6%, to $11.4 billion at March 31, 2009, from $11.6 billion at December 31, 2008.

Total gross loans decreased $78.7 million, or 1.1%, to $7.4 billion as of March 31, 2009, from $7.5 billion as of December 31, 2008, primarily due to decreases in commercial loans.  As a result of weak economy, declines in trade finance caused decreases in commercial loans in the first quarter of 2009.

The changes in the loan composition from December 31, 2008, are presented below:

Type of Loans:	March 31, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Commercial	$1,543,876	$1,620,438	(5)
Residential mortgage	627,121	622,741	1
Commercial mortgage	4,124,512	4,132,850	(0)
Equity lines	178,418	168,756	6
Real estate construction	903,191	913,168	(1)
Installment	14,531	11,340	28
Other	1,988	3,075	(35)
Gross loans and leases	$7,393,637	$7,472,368	(1)

Allowance for loan losses	(132,393)	(122,093)	8
Unamortized deferred loan fees	(9,958)	(10,094)	(1)

Total loans and leases, net	$7,251,286	$7,340,181	(1)

Total deposits were $7.3 billion at March 31, 2009, an increase of $428.7 million, or 6.3%, from $6.8 billion at December 31, 2008, primarily due to increases of $140.7 million, or 21.3%, in money market accounts, increases of $113.0 million, or 6.9%, in time deposits under $100,000 and increases of $114.7 million, or 3.6%, in time deposits of $100,000 or more.  The changes in the deposit composition from December 31, 2008, are presented below:

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Deposits	March 31, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$767,072	$730,433	5
NOW	273,917	257,234	6
Money market	800,196	659,454	21
Savings	323,204	316,263	2
Time deposits under $100,000	1,757,403	1,644,407	7
Time deposits of $100,000 or more	3,343,675	3,228,945	4
Total deposits	$7,265,467	$6,836,736	6

ASSET QUALITY REVIEW

At March 31, 2009, total non-accrual loans of $221.2 million increased $40.0 million, or 22.1% from $181.2 million at December 31, 2008. A summary of non-accrual loans by collateral type is shown below:

Collateral Type	California	No. of Borrowers	Other States	No. of Borrowers	Total	No. of Borrowers
	(Dollars in thousands except no. of borrowers)
Commercial real estate	$16,213	10	$14,510	21	$30,723	31
Commercial	16,623	19	7,734	10	24,357	29
Construction- residential	107,986	16	15,487	5	123,473	21
Construction- non-residential	17,472	5	1,073	1	18,545	6
Residential mortgage	4,364	12	1,860	5	6,224	17
Land	8,973	8	8,929	5	17,902	13

Total	$171,631	70	$49,593	47	$221,224	117

At March 31, 2009, total residential construction loans were $403.1 million of which $15.9 million were in San Bernardino and Riverside counties in California and $11.2 million were in the Central Valley in California.  Residential construction loans of $6.7 million in the Central Valley and $10.2 million in San Bernardino and Riverside counties were on non-accrual status as of March 31, 2009.  At March 31, 2009, total land loans were $210.2 million of which $24.1 million were in San Bernardino and Riverside counties and $2.8 million were in the Central Valley.  Land loans of $1.8 million in the Central Valley and $0.4 million in San Bernardino county were on non-accrual status as of March 31, 2009.

At March 31, 2009, net carrying value of other real estate owned increased $3.9 million, or 6.4%, to $64.9 million from $61.0 million at December 31, 2008.  At March 31, 2009, $27.5 million of other real estate owned was located in Texas.

Non-performing assets to total assets was 2.6% at March 31, 2009, compared to 2.2% at December 31, 2008.  Total non-performing assets increased $42.2 million, or 16.8%, to $294.0 million at March 31, 2009, compared with $251.8 million at December 31, 2008, primarily due to a $40.0 million increase in non-accrual loans and a $3.9 million increase in OREO and other assets offset by a $1.7 million decrease in accruing loans past due 90 days or more.

In addition to the non-performing asset totals above, a borrower with an outstanding loan balance of $47.6 million filed for bankruptcy in March 2009.  While the loan is 59 days past due at March 31, 2009, management believes that the value of the underlying real estate collateral is sufficient for a full collection of principal and interest.

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The allowance for loan losses was $132.4 million and the allowance for off-balance sheet unfunded credit commitments was $6.0 million at March 31, 2009, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $138.4 million at March 31, 2009, compared to $129.4 million at December 31, 2008, an increase of $9.0 million, or 6.9%.  The allowance for credit losses represented 1.87% of period-end gross loans and 61.2% of non-performing loans at March 31, 2009.  The comparable ratios were 1.73% of period-end gross loans and 68.9% of non-performing loans at December 31, 2008.  Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	March 31, 2009	December 31, 2008	% Change
Non-performing assets
Accruing loans past due 90 days or more	$5,013	$6,733	(26)
Non-accrual loans:
Construction- residential	123,473	100,169	23
Construction- non-residential	18,545	22,012	(16)
Land	17,902	12,608	42
Commercial real estate, excluding land	30,723	19,733	56
Commercial	24,357	20,904	17
Residential mortgage	6,224	5,776	8
Total non-accrual loans:	$221,224	$181,202	22
Total non-performing loans	226,237	187,935	20
Other real estate owned and other assets	67,799	63,892	6
Total non-performing assets	$294,036	$251,827	17
Troubled debt restructurings	$4,037	$924	337

Allowance for loan losses	$132,393	$122,093	8
Allowance for off-balance sheet credit commitments	6,014	7,332	(18)
Allowance for credit losses	$138,407	$129,425	7

Total gross loans outstanding, at period-end	$7,393,637	$7,472,368	(1)

Allowance for loan losses to non-performing loans, at period-end	58.52%	64.97%
Allowance for loan losses to gross loans, at period-end	1.79%	1.63%

Allowance for credit losses to non-performing loans, at period-end	61.18%	68.87%
Allowance for credit losses to gross loans, at period-end	1.87%	1.73%

DIVIDEND DECLARATION

On April 23, 2009, the Board of Directors of the Company declared a cash dividend of 8 cents per common share payable May 14, 2009, to stockholders of record at the close of business on May 4, 2009.   The amount of this dividend is 2.5 cents, or approximately 24%, less than the 10.5 cents cash dividend per common share paid in the previous quarter.

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"Although we remain well-capitalized and profitable, we believe that reducing our dividend at this time is a prudent measure in view of the continuing uncertainties in the financial markets and the economy," said Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of the Company.  "We made this difficult decision after duly considering the long-term interests of our stockholders, and believe the reduced dividend serves to provide value to our stockholders while maintaining a disciplined approach to capital management."

CAPITAL ADEQUACY REVIEW

At March 31, 2009, the Tier 1 risk-based capital ratio of 12.50%, total risk-based capital ratio of 14.34%, and Tier 1 leverage capital ratio of 9.65%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2008, the Company’s Tier 1 risk-based capital ratio was 12.12%, the total risk-based capital ratio was 13.94%, and Tier 1 leverage capital ratio was 9.79%.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall,” “should,” “will,” “predicts,” “potential,” “continue,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes in general economic conditions; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; legislative, regulatory, and accounting rule changes and developments; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from a prolonged economic downturn.

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These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008 (at Item 1A in particular), other reports and registration statements filed with the Securities and Exchange Commission (“SEC”), and other filings it makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2009	2008	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$70,425	$75,190	(6)
Provision for credit losses	47,000	7,500	527
Net interest income after provision for credit losses	23,425	67,690	(65)

Non-interest income	27,661	6,524	324
Non-interest expense	37,674	31,956	18
Income before income tax expense	13,412	42,258	(68)
Income tax expense	3,175	14,959	(79)
Net income	$10,237	$27,299	(63)
Dividends on preferred stock	(4,231)	-	100
Net income available to common stockholders	$6,006	$27,299	(78)

Net income available to common stockholders per common share:
Basic	$0.12	$0.55	(78)
Diluted	$0.12	$0.55	(78)

Cash dividends paid per common share	$0.105	$0.105	-

SELECTED RATIOS
Return on average assets	0.37%	1.07%	(65)
Return on average total stockholders’ equity	3.21%	10.99%	(71)
Efficiency ratio	38.41%	39.11%	(2)
Dividend payout ratio	50.78%	18.98%	168

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	5.26%	6.46%	(19)
Total interest-bearing liabilities	2.98%	3.80%	(22)
Net interest spread	2.28%	2.66%	(14)
Net interest margin	2.69%	3.16%	(15)

CAPITAL RATIOS	March 31, 2009	March 31, 2008	December 31, 2008
Tier 1 risk-based capital ratio	12.50%	9.41%	12.12%
Total risk-based capital ratio	14.34%	10.88%	13.94%
Tier 1 leverage capital ratio	9.65%	7.83%	9.79%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2009	December 31, 2008	% change

Assets
Cash and due from banks	$80,856	$84,818	(5)
Short-term investments	31,000	25,000	24
Securities purchased under agreements to resell	-	201,000	(100)
Securities available-for-sale (amortized cost of $2,907,218 in 2009 and $3,043,566 in 2008)	2,943,467	3,083,817	(5)
Trading securities	248,841	12	100
Loans	7,393,637	7,472,368	(1)
Less: Allowance for loan losses	(132,393)	(122,093)	8
Unamortized deferred loan fees, net	(9,958)	(10,094)	(1)
Loans, net	7,251,286	7,340,181	(1)
Federal Home Loan Bank stock	71,791	71,791	-
Other real estate owned, net	64,922	61,015	6
Affordable housing investments, net	101,835	103,562	(2)
Premises and equipment, net	108,045	104,107	4
Customers’ liability on acceptances	33,867	39,117	(13)
Accrued interest receivable	36,555	43,603	(16)
Goodwill	319,468	319,557	(0)
Other intangible assets, net	27,528	29,246	(6)
Other assets	78,683	75,813	4

Total assets	$11,398,144	$11,582,639	(2)

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$767,072	$730,433	5
Interest-bearing deposits:
NOW deposits	273,917	257,234	6
Money market deposits	800,196	659,454	21
Savings deposits	323,204	316,263	2
Time deposits under $100,000	1,757,403	1,644,407	7
Time deposits of $100,000 or more	3,343,675	3,228,945	4
Total deposits	7,265,467	6,836,736	6

Federal funds purchased	7,000	52,000	(87)
Securities sold under agreements to repurchase	1,559,000	1,610,000	(3)
Advances from the Federal Home Loan Bank	929,362	1,449,362	(36)
Other borrowings from financial institutions	10,000	-	100
Other borrowings for affordable housing investments	19,474	19,500	(0)
Long-term debt	171,136	171,136	-
Acceptances outstanding	33,867	39,117	(13)
Other liabilities	100,039	103,401	(3)
Total liabilities	10,095,345	10,281,252	(2)
Commitments and contingencies	-	-	-
Total equity	1,302,799	1,301,387	0
Total liabilities and equity	$11,398,144	$11,582,639	(2)

Book value per common stock share	$20.92	$20.90	0
Number of common stock shares outstanding	49,535,723	49,508,250	0

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended March 31,
	2009	2008
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$103,994	$117,025
Investment securities- taxable	32,194	28,506
Investment securities- nontaxable	246	366
Federal Home Loan Bank stock	-	753
Agency preferred stock	-	716
Federal funds sold and securities purchased under agreements to resell	1,302	6,480
Deposits with banks	58	454

Total interest and dividend income	137,794	154,300

INTEREST EXPENSE
Time deposits of $100,000 or more	23,237	31,868
Other deposits	16,115	17,235
Securities sold under agreements to repurchase	15,936	14,625
Advances from Federal Home Loan Bank	10,565	12,121
Long-term debt	1,505	2,849
Short-term borrowings	11	412

Total interest expense	67,369	79,110

Net interest income before provision for credit losses	70,425	75,190
Provision for credit losses	47,000	7,500

Net interest income after provision for loan losses	23,425	67,690

NON-INTEREST INCOME
Securities gains, net	22,498	-
Letters of credit commissions	976	1,440
Depository service fees	1,399	1,272
Other operating income	2,788	3,812

Total non-interest income	27,661	6,524

NON-INTEREST EXPENSE
Salaries and employee benefits	16,886	17,859
Occupancy expense	4,121	3,283
Computer and equipment expense	1,896	2,244
Professional services expense	2,967	2,385
FDIC and State assessments	2,854	291
Marketing expense	1,028	1,017
Other real estate owned expense (income)	2,142	(17)
Operations of affordable housing investments	1,698	825
Amortization of core deposit intangibles	1,711	1,752
Other operating expense	2,371	2,317

Total non-interest expense	37,674	31,956

Income before income tax expense	13,412	42,258
Income tax expense	3,175	14,959
Net income	10,237	27,299

Dividends on preferred stock	(4,231)	-
Net income available to common stockholders	$6,006	$27,299

Net income available to common stockholders per common share:
Basic	$0.12	$0.55
Diluted	$0.12	$0.55

Cash dividends paid per common share	$0.105	$0.105
Basic average common shares outstanding	49,531,343	49,346,285
Diluted average common shares outstanding	49,541,041	49,531,531

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	March 31, 2009		March 31, 2008		December 31, 2008

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,459,092	5.65%	$6,804,599	6.92%	$7,500,351	5.85%
Taxable investment securities	2,970,700	4.40%	2,250,823	5.09%	2,625,517	4.76%
Tax-exempt investment securities (2)	22,845	6.73%	69,668	8.94%	26,190	6.45%
FHLB stock	71,791	0.00%	65,753	4.61%	68,235	3.59%
Federal funds sold and securities purchased under agreements to resell	80,700	6.54%	419,675	6.21%	155,326	6.97%
Deposits with banks	24,998	0.94%	24,885	7.34%	19,471	2.72%

Total interest-earning assets	$10,630,126	5.26%	$9,635,403	6.46%	$10,395,090	5.57%

Interest-bearing liabilities
Interest-bearing demand deposits	$259,535	0.40%	$237,611	0.82%	$260,558	0.48%
Money market	759,930	1.58%	701,552	2.20%	746,152	1.63%
Savings deposits	311,145	0.22%	330,504	0.54%	331,329	0.25%
Time deposits	4,961,130	2.94%	4,180,871	4.26%	4,777,558	3.18%
Total interest-bearing deposits	$6,291,740	2.54%	$5,450,538	3.62%	$6,115,597	2.72%
Federal funds purchased	16,933	0.26%	43,341	3.54%	39,620	1.05%
Securities sold under agreements to repurchase	1,580,989	4.09%	1,559,336	3.77%	1,555,217	4.05%
Other borrowed funds	1,117,844	3.83%	1,156,238	4.23%	1,262,653	3.55%
Long-term debt	171,136	3.57%	171,136	6.70%	171,136	5.12%
Total interest-bearing liabilities	9,178,642	2.98%	8,380,589	3.80%	9,144,223	3.10%

Non-interest-bearing demand deposits	734,883		780,579		759,038

Total deposits and other borrowed funds	$9,913,525		$9,161,168		$9,903,261

Total average assets	$11,351,762		$10,302,295		$11,148,143
Total average stockholders’ equity	$1,300,732		$998,917		$1,093,748

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.